UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

February 19, 2015

Trulia, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35650	20-2958261
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

535 Mission Street, Suite 700

San Francisco, California 94105

(Address of principal executive offices, including zip code)

(415) 648-4358

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement.

On February 19, 2015, Trulia, Inc. (“Trulia”) received a notice from Move Sales, Inc., or ListHub, of ListHub’s intent to terminate the Platform Services Agreement, dated as of June 19, 2012, by and between Trulia and ListHub (the “Agreement”), effective February 26, 2015, as a result of Zillow, Inc.’s acquisition of Trulia.

On February 20, 2015, Trulia, Inc. filed a complaint and an application for a temporary restraining order in the Superior Court of the State of California, County of San Francisco against ListHub. The complaint and the application allege, among other things, breach of contract by ListHub in seeking to terminate the Agreement and seek injunctive relief to prevent termination of the Agreement and termination of the listings feeds ListHub provides to Trulia.

On February, 23, 2015, the Superior Court granted Trulia’s application for a temporary restraining order and set March 12, 2015 as the date for a hearing on a preliminary injunction on the matter.

As previously disclosed, under the terms of the Agreement, ListHub granted to Trulia a nonexclusive license to display listings on Trulia’s platform and use these listings for the purpose of providing real estate professionals with information relating to lead generation management and advertising products. This Agreement contains a 48-month term and renews automatically for additional one year terms unless canceled upon the provision of 90 days prior notice by either party. This Agreement is not cancelable by ListHub except in the case of material uncured breach by Trulia or our filing for bankruptcy, insolvency or assignment for the benefit of creditors, if a receiver is appointed on our behalf, or under certain other limited circumstances. The Agreement contains customary representations and warranties. The foregoing description of the Agreement is qualified in its entirety by reference to the text of the Agreement, a copy of which was filed as Exhibit 10.13 to Trulia’s Registration Statement on Form S-1, as filed with the Securities and Exchange Commission on August 17, 2012, which text of the Agreement is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 24, 2015	TRULIA, INC.

	By:	/s/ Paul Levine
Paul Levine
President